Filed Pursuant to Rule 433

Registration No. 333-219186

June 19, 2018

ONEOK, INC.

PRICING TERM SHEET

$1,250,000,000

4.550% Notes due 2028

5.200% Notes due 2048

Issuer:	ONEOK, Inc.

Guarantors:	ONEOK Partners, L.P. and ONEOK Partners Intermediate Limited Partnership

Security Type:	Senior Unsecured Notes

Expected Ratings:[1]	Baa3 (Moody’s) and BBB (S&P)

Pricing Date:	June 19, 2018

Settlement Date[2]:	July 2, 2018 (T+9)

	4.550% Notes due 2028	5.200% Notes due 2048

Maturity Date:	July 15, 2028	July 15, 2048

Principal Amount:	$800,000,000	$450,000,000

Benchmark Treasury:	2.875% due May 15, 2028	3.000% due February 15, 2048

Benchmark Treasury Price / Yield:	99-29+ / 2.884%	99-13 / 3.030%

Re-offer Spread to Benchmark Treasury:	+ 170 bps	+ 220 bps

Yield to Maturity:	4.584%	5.230%

Coupon:	4.550%	5.200%

Public Offering Price:	99.727% of the principal amount	99.546% of the principal amount

Redemption Provisions:

Make-Whole Call:	T + 30 bps (prior to April 15, 2028)	T + 35 bps (prior to January 15, 2048)

Par Call:	On or after April 15, 2028 (3 months prior to maturity)	On or after January 15, 2048 (6 months prior to maturity)

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2019	January 15 and July 15, beginning January 15, 2019

CUSIP / ISIN:	682680 AU7 / US682680AU71	682680 AV5 / US682680AV54

[1]	A securities rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.
[2]	Delivery of the notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of the preliminary prospectus supplement dated June 19, 2018, which will be the ninth business day following the date of pricing (such settlement being referred to as “T+9”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the day of pricing or on the next six business days will be required, by virtue of the fact that the notes will initially settle in T+9, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Co-Managers:

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BOK Financial Securities, Inc.

Regions Securities LLC

SMBC Nikko Securities America, Inc.

The Williams Capital Group, L.P.

Tuohy Brothers Investment Research, Inc.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 800-294-1322, Mizuho Securities USA LLC toll free at 866-271-7403 or Wells Fargo Securities, LLC toll free at 800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another electronic system.

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